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                               Exhibit 99.1

[GTSI Logo]                            Government Technology Services, Inc.
                                              4100 Lafayette Center Drive
                                                Chantilly, VA  20151-1200
                                                           (703) 502-2000
                                                             www.gtsi.com


                                             CONTACT:

                                             Fern Krauss
                                             (301) 424-9140 or
                                             (703) 502-2054
                                             Fern_Krauss@gtsi.com


                  GTSI AND BTG SIGN DEFINITIVE AGREEMENT
                   GTSI Purchases BTG's Product Division


CHANTILLY, VA (February 12, 1998) - Government Technology Services, Inc.
(GTSI) (Nasdaq:GTSI) and BTG, Inc. (Nasdaq:BTGI) today announced that they signed the definitive agreement for and completed the sale to GTSI of substantially all of the BTG division assets responsible for reselling computer hardware, software, and systems to the Federal Government. Under the terms of the sale, GTSI provided 15,375 shares of a new series of preferred stock, designated Series C 8% cumulative redeemable preferred stock and $8 million in cash to BTG. The preferred stock is nonvoting except for the right to elect one member of the GTSI board. Under the terms of the sale, BTG also has the right to nominate a second director subject to GTSI's consent.

     GTSI will seek shareholder approval at its upcoming annual meeting for conversion of the preferred stock to three million shares of common stock. If shareholder approval is obtained, the preferred stock will automatically convert to common stock. If shareholder approval is not obtained, dividends, payable annually in cash or preferred stock at GTSI's option, will begin to accrue on the preferred stock at an annual rate of 8% and the preferred stock will become redeemable by GTSI at an initial redemption price equal to the liquidation preference of $1,000 per share (or $15,375,000) in the aggregate) plus accrued but unpaid dividends. If conversion is not approved at the first shareholders meeting, GTSI has agreed to seek approval at the next shareholders' meeting.

     Dendy Young, President and CEO of GTSI, stated, "This transaction will cement GTSI's position as a leading federal channel information technology reseller and enable the company to better compete in the federal information technology segment. We are focusing on the vital issue of successfully combining the workforces of GTSI and the BTG division to better serve our customers." Mr. Young added, "I welcome Dr. Bersoff to our Board."

                                  -more-
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GTSI and BTG Sign Definitive Agreement                      Page -2-



     Dr. Edward Bersoff, President and CEO of BTG, said he was very pleased that the transaction had been completed. "This allows BTG to focus on and grow our core business, providing engineering, networking, and integration services and support to government and commercial clients." He attributed the company's dynamic growth to BTG's skilled work force.

     Except for historical information, all of the statements, including the benefits of the transaction for both companies, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

ABOUT THE COMPANIES

     BTG provides information technology solutions to government and commercial clients. The company specializes in systems engineering, integration and network services. The company is headquartered in Fairfax, Virginia. Additional information on BTG is available on the Internet at www.btg.com, by e-mail at info@btg.com, or by calling 703-383-8000.

     GTSI is one of the largest dedicated government resellers providing broad-based information technology solutions. The Company offers access to over 100,000 information technology products from more than 2,000 manufacturers. Headquartered in the Washington metropolitan area, GTSI employs approximately 550 people and provides products and services to Federal, state and local government customers worldwide. Founded in 1983, GTSI has been ranked by Computer Reseller News as one of the top 10 resellers nationwide every year since 1993, when CRN began ranking resellers. Further information may be obtained on the Internet at www.gtsi.com.







                                   -30-

GTSI is a registered service mark of Government Technology Services, Inc. BTG is a federally registered trademark of BTG, Inc. All other trademarks and service marks are proprietary to their respective owners.